UNITED STATES

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On March 27, 2023, Pitney Bowes Inc. (the “Company”) issued the following press release in connection with the Company’s 2023 annual meeting of shareholders (the “Annual Meeting”), which contains a copy of a letter to shareholders issued by the Company’s Board of Directors. A copy of the press release and letter can be found below:

Pitney Bowes Board of Directors Issues Letter to Shareholders

Shareholders Urged to Vote FOR all of Pitney Bowes’ Experienced and Qualified Directors and Katie May on the

GOLD Proxy Card

STAMFORD, Conn., March 27, 2023 – Pitney Bowes (NYSE:PBI), a global shipping and mailing company that provides technology, logistics, and financial services, today issued a letter to Pitney Bowes shareholders in connection with the Company’s 2023 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 9, 2023. All Pitney Bowes shareholders of record as of the close of business on March 10, 2023 will be entitled to vote at the Annual Meeting.

For information about the Annual Meeting, please visit: www.VoteforPitneyBowes.com

The full text of the letter follows.

Dear Fellow Shareholder,

Your vote at the upcoming Annual Meeting of Pitney Bowes on May 9, 2023 (the “Annual Meeting”) is more important than ever. We urge you to support your Board by voting the GOLD proxy card today “FOR” all Pitney Bowes nominees as well as Hestia nominee Katie May.

As you know, Hestia Capital (“Hestia”), is seeking to gain control of the Board of Directors (the “Board”) and remove our Chief Executive Officer (CEO) in an unnecessary proxy contest, which jeopardizes our strategic progress over the past decade. Hestia has made an ever-changing series of demands, failed to articulate any coherent strategic thesis, and has yet to present a replacement CEO candidate. Hestia’s entire conduct suggests that the election of its slate would destabilize the Company, to the detriment of our shareholders and the future of Pitney Bowes. In its attempts to garner votes, Hestia has recently promoted a series of misleading and inaccurate narratives regarding our Board, management team, the strategic direction of our Company, as well as their own slate of director nominees and their qualifications. We encourage all shareholders to disregard Hestia’s falsehoods and learn the actual facts from the Company.

Our transformation roadmap: 2012 – 2023

At the time Marc Lautenbach was appointed CEO in December 2012, Pitney Bowes had a portfolio of disjointed businesses in decline, several of which were suffering from lack of investment in their product lines. As a result, management focused its attention on making the necessary divestments and investments to restructure and simplify the portfolio and position the Company for sustainable, long-term success.

Since then, our strategic actions have resulted in tangible growth, which positions Pitney Bowes to create long-term shareholder value and become a leader in the ‘ship and mail’ business. While this transformational process has taken longer than expected, Pitney Bowes today has a coherent and synergistic business portfolio centered on reducing the complexity of shipping and mailing for our clients.

Our progress reflects the typical process of transforming a company in secular decline: some early wins, a period of prolonged investment, revenue growth, and the final stage we are approaching—profitable revenue growth. We are confident that we will soon realize the benefits of our transformation and deliver significant value to you, our shareholders.

Pitney Bowes has outstanding corporate governance practices and a strong, engaged, and diverse Board, with a balanced mix of experience, skills, and leadership expertise.

Approach to Board Composition	Recent Refreshments

1.  Board composition is reviewed regularly, with the goal of aligning the skills and expertise of our directors with Pitney Bowes’ long-term strategy.

2.  Regular cadence of independent review of our Board members by outside advisors.

3.  The Board’s approach is to have a mix of shorter, medium, and longer tenured directors.

4.  A robust director search process resulted in new directors with highly relevant qualifications to increase shareholder value and enhance the Board’s ability to oversee Pitney Bowes’ transition and long-term strategy, including:

•  portfolio simplification

•  debt reduction

•  development of GEC

•  Elected Darrell Thomas and Steven D. Brill to the Board.

•  Supporting the election of Hestia director nominee Katie May at the Annual Meeting.

•  Elected Robert M. Dutkowsky to succeed Michael I. Roth as Non-Executive Chairman.

•  Announced that Michael I. Roth, S. Douglas Hutcheson, and David L. Shedlarz will not stand for re-election.

If our recommended director nominees (including Katie May) are elected our Board will be 88.9% independent and 66.7% diverse, with an average tenure of approximately 5.3 years.

Pitney Bowes has a strong, engaged, and diverse Board, with a balanced mix of relevant experience, skills, and leadership expertise to enhance value for shareholders and execute the Company’s strategy. We are committed to regular Board refreshment. Assuming the election of Katie May, the Pitney Bowes Board will have had six new independent directors join and eight members leave our nine-member Board over the last five years, led by the Governance Committee’s strategic focus on optimal Board composition to support the Company’s strategic transformation.

By contrast, we believe Hestia’s nominees, with the exception of Katie May, lack the necessary experience and skills to execute Pitney Bowes’ strategy and enhance long-term value for shareholders, and their election would be detrimental to the success of the Company. Hestia claims to have put forth a slate of nominees “who have relevant backgrounds for helping address Pitney Bowes’ most pressing short- and long-term issues”. However, upon a deeper review, the Board determined, and expect you will conclude, that the experience that Hestia claims its nominees possess is limited, superficial, and less relevant to our industry and public companies than the Company’s directors.

Importantly, electing Hestia’s slate and removing the directors it targets would destabilize the Board. The average tenure on the Board would drop to 0.9 years, with only one director serving more than three years and 7 of 9 directors joining in 2023. Such inexperience at the Board level would be detrimental to the execution of our strategy, as well as the value creation opportunities we expect to realize following our Company’s transformation.

Lastly, we have sought an amicable resolution with Hestia over months of engagement, including by offering three new directors, which we have effectively delivered through the appointments of Darrell Thomas and Steven D. Brill, as well as the recommendation of Katie May. Despite this, Hestia has continued to change its demands erratically and has yet to fully articulate an actionable, long-term strategy or plan for the Company. We firmly believe ceding ANY further seats to Hestia would not be in the best interest of the Company and our shareholders. Unsurprisingly, notwithstanding its repeated promises since December, Hestia has yet to present a replacement CEO candidate, meaning shareholders are left to wonder who Hestia would have lead the Company and execute the critical last phase of our transformation to catalyze shareholder value.

Hestia misunderstands our business and has promoted false narratives about our Board, management team, and Company.

	Hestia’s Inaccurate Claims[1]	The FACTS
Overall Strategy	Over the past 10+ years, the Board and management team have followed a misguided strategy.

•  We’ve spent the last 10 years transforming a company by divesting a set of businesses in secular decline and investing to stabilize our core mailing businesses and create a growing shipping business.

•  This necessary transformation has positioned Pitney Bowes for long-term growth and shareholder value creation.

Capital Allocation & Debt	The Board has failed to oversee management and act as effective stewards of capital.

•  We maintain an active and robust capital allocation strategy by continuously reviewing the business portfolio and thoughtfully managing our balance sheet, while making strategic divestitures, investments, debt paydowns, and refinancings.

•  Over the last ten years, we have reduced debt by $1.7 billion, eliminated several hundred million dollars of expenses, returned $1.5 billion in capital to shareholders, invested $2.6 billion in our businesses, and divested $2.1 billion of non-core, slower-growth businesses.

•  The Company is now positioned for long term success, as shown in revenue CAGR of -8.6% from 2007-2012, before Mr. Lautenbach became CEO, to 4.9% from 2017-2022.

•  Hestia is misleading shareholders by inaccurately stating that Pitney Bowes “heads toward a debt cliff in the coming years” when in fact we only have ~$240 million of debt maturities through March 2026.

GEC Strategy	Hestia’s slate has a new strategic vision and plan to address Pitney Bowes’ most critical issues, including pivoting GEC’s strategy from one of “scale” to “niche”.

•  Hestia’s consistently changing views on what to do with GEC, from selling it, to deeming it a “valuable” asset, to shrinking it reveal its lack of understanding of the business.

•  Pitney Bowes acquired Newgistics to begin its creation of a purpose-built, domestic middle market retail parcel delivery and returns business, not a broad-based logistics business like FedEx or UPS.

•  Since the acquisition, Pitney Bowes has made the needed technological and network investments so it can now offer national, regional, or local delivery at competitive cost levels.

•  The business is now positioned to achieve profitable revenue growth through achievable volume increases.

•  Hestia’s strategy is vague at best, with no path to profitable growth. Shrinking the business to become “niche” may have short term cost savings but will forgo the operating leverage the Company has built.

[1]	Unless stated otherwise, quotes from Hestia are from the March 16 letter, Hestia’s definitive proxy statement, filed on March 16, 2023, or the presentation Hestia released on January 23, 2023.

UPS / FedEx	Management is trying to compete with FedEx and UPS.

•  We are not trying to become a UPS or FedEx as our targeted strategy has enabled us to create a competitive product and scale in the middle market retail segment.

•  Hestia does not understand that we don’t compete alone against UPS or FedEx. Instead, by working with the United States Postal Service (USPS) as our last mile delivery partner, we are able to compete effectively against larger businesses within our targeted market.

M&A	The Board and management failed to aggressively pursue acquisitions, such as ShippingEasy.com and Endicia, that were strategic fits and rather became a driving force for competitors.

•  This model has proven to be unsustainable, with the changes in USPS’ approach to these markets, the value of these properties has declined dramatically.

•  Pitney Bowes has developed on its own a shipping user interface called PitneyShip to provide multi-carrier shipping capabilities to smaller entities.

•  If Hestia understood the clients who use these shipping user interfaces, they would know the number of packages they ship are too small for them to become feeders into the domestic parcel logistics business.

Shareholder Engagement	Pitney Bowes has not been responsive to Hestia.

•  Hestia’s claim of no responsiveness is simply false. We have met with Hestia over 20 times and interviewed 4 director candidates they proposed.

•  Hestia was never serious about resolving this as their first letter to our Board was sent with a leading shareholder-activist law firm copied.

•  Hestia has consistently declined to provide us with details on their strategy or their underlying assumptions on their numerical assertions.

•  Hestia rejected every offer we put before them, including one where we would elect three new directors (including two of their proposed nominees).

•  Hestia has not engaged in good faith and has instead made a series of erratic pivots, which have derailed any constructive discussions.

Executive Compensation	Mr. Lautenbach has received more than $66 million in compensation since 2012.

•  Pitney Bowes applies rigorous compensation targets directly linked to performance, with 90% of Mr. Lautenbach’s compensation at risk based on company and/or stock performance, and the number Hestia applied reflected “target” compensation, not compensation actually received.

•  The Board has consistently applied pre-established targets, resulting in below-target awards when results dictated that outcome.

•  The majority of Mr. Lautenbach’s compensation is based on long-term incentives.

•  Mr. Lautenbach currently owns 2.9% of the Company. He has a not sold a single, post-tax, share of the stock awarded him or any of the approximately $1.35 million in stock he has acquired through open market purchases.

VOTE THE GOLD PROXY CARD TODAY

The Board of Directors of Pitney Bowes urges shareholders to protect their investment and vote “FOR” all the nominees recommended by the Pitney Bowes Board on the GOLD proxy card.

All Pitney Bowes shareholders of record as of the close of business on March 10, 2023 will be entitled to vote at the Annual Meeting. Please vote using one of the following methods:

Vote Online	Vote by Mail
Go to the website identified on the enclosed GOLD proxy card or voting instruction form.	If you received your Annual Meeting material by mail, you also may choose to grant your proxy by completing, signing, dating, and returning the enclosed GOLD proxy card.

We encourage shareholders to disregard any white proxy card sent to you by Hestia. Only the latest dated proxy card will count at the Annual Meeting.

For more information, please visit the Pitney Bowes Annual Meeting website at www.VoteforPitneyBowes.com. Shareholders who have any questions or need assistance voting may contact the Company’s proxy solicitor, Morrow Sodali LLC, toll-free at 1 (800) 662-5200.

Thank you for your continued support of Pitney Bowes.

Sincerely,

The Pitney Bowes Board of Directors

The following is an advertisement by the Company appearing on LinkedIn beginning on March 27, 2023:

Driven by our Board and management team, we have created a coherent and synergistic business portfolio centered on reducing the complexity of mailing and shipping for our customers.

We’re proud that our Board is comprised of a strong, engaged, and diverse set of directors, with a balanced mix of relevant experience, skill, and leadership expertise to enhance value for shareholders and execute our strategy.

Learn more about our rigorous approach to selecting Pitney Bowes’ leadership and ensuring the right Board composition.

More information here. http://bit.ly/3ndo32H

The following are advertisements by the Company appearing on Twitter (@PitneyBowes) beginning on March 27, 2023:

We have a rigorous approach to selecting Pitney Bowes’ leadership and ensuring the right Board composition. Learn more below.

More information here. https://t.co/FCtRdvVz7a

The following are advertisements by the Company appearing on Facebook beginning on March 27, 2023:

Driven by our Board and management team, we have created a coherent and synergistic business portfolio centered on reducing the complexity of mailing and shipping for our customers.

Learn more about our rigorous approach to selecting Pitney Bowes’ leadership and ensuring the right Board composition.

More information here. https://voteforpitneybowes.com/wp-content/uploads/2023/03/pbi-fight-letter-2-final.pdf

On March 27, 2023 the Company made updates to its website (www.voteforpitneybowes.com) in connection with the Annual Meeting. Screenshots of the new and updated web pages can be found below:

Dear Fellow Shareholder,

Your vote at the upcoming Pitney Bowes Annual Meeting of Shareholders, scheduled for May 9, 2023 (the "Annual Meeting"), is critical and more important than ever this year. As you may be aware, Hestia Capital ("Hestia") is seeking to gain control of the Board of Directors and remove our CEO through a disruptive and unnecessary proxy contest.

We believe that Hestia's ever-changing series of demands demonstrates a fundamental misunderstanding of our Company. Hestia has failed to articulate any coherent strategic thesis for Pitney Bowes. Hestia's erratic conduct suggests it may be more focused on short-term publicity than the long-term success of our Company, making it nearly impossible to engage in a productive manner.

The Board and management team have taken decisive action to create long-term value for shareholders.

Download the Full Letter

Board Refreshment

The Pitney Bowes Board believes that, in planning for Board succession, it is important to ensure Board composition that includes both experienced directors with extensive knowledge of the Company's businesses, as well as newer directors who can refresh the Board's collective experience and expertise as business needs require.

Since 2018, we have undertaken significant Board refreshment, including the departure of eight longer tenured directors, the addition of five new independent directors, as well as four committee chair changes.

About Pitney Bowes

Pitney Bowes (NYSE: PBI) is a global shipping and mailing company that provides technology, logistics, and financial services to more than 90 percent of the Fortune 500. Small business, retail, enterprise, and government clients around the world rely on Pitney Bowes to remove the complexity of sending mail and parcels. For the latest news, corporate announcements and financial results visit https://www.pitneybowes.com/us/newsroom.html. For additional information visit Pitney Bowes at www.pitneybowes.com.

Forward-Looking Statements

The above materials contain “forward-looking statements” about the Company’s expected or potential future business and financial performance. Forward-looking statements include, but are not limited to, statements about future revenue and earnings guidance and future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. In particular, we continue to navigate the impacts of the Covid-19 pandemic (Covid-19) as well as the risk of a global recession, and the effects that they may have on our and our clients’ business. Other factors which could cause future financial performance to differ materially from expectations, and which may also be exacerbated by Covid-19 or the risk of a global recession or a negative change in the economy, include, without limitation, declining physical mail volumes; changes in postal regulations or the operations and financial health of posts in the U.S. or other major markets or changes to the broader postal or shipping markets; the loss of, or significant changes to, United States Postal Service (USPS) commercial programs, or our contractual relationships with the USPS or USPS’ performance under those contracts; our ability to continue to grow and manage volumes, gain additional economies of scale and improve profitability within our Global Ecommerce segment; changes in labor and transportation availability and costs; and other factors as more fully outlined in the Company’s 2022 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission (the “SEC”). Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Important Additional Information and Where to Find It

Pitney Bowes has filed a definitive proxy statement (the “Proxy Statement”) and other documents with the SEC in connection with its solicitation of proxies from shareholders in respect of Pitney Bowes’ 2023 annual meeting of shareholders. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS, INCLUDING PITNEY BOWES’ PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO AND THE ACCOMPANYING GOLD PROXY CARD, FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT PITNEY BOWES. Shareholders may obtain free copies of the Proxy Statement and other relevant documents that Pitney Bowes files with the SEC and on Pitney Bowes’ website at http://www.pitneybowes.com or from the SEC’s website at http://www.sec.gov.